Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262478

PROSPECTUS SUPPLEMENT NO.1

(to Prospectus dated April 13, 2022)

Dave Inc.

Up to 319,960,376 Shares of Class A Stock

Up to 11,444,364 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 5,100,214 Warrants

This prospectus supplement supplements the prospectus dated April 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262478), that relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 331,404,740 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of up to (a) 21,000,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (b) 48,450,639 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock”), (c) 5,392,528 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of our predecessor, VPC Impact Acquisition Holdings III, Inc. (“VPCC”), 51,000 of which were subsequently distributed to certain equityholders of VPCC, (d) 5,100,214 shares of Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock, (e) 6,344,150 shares of Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock that were previously registered (the “Public Warrants”), (f) 244,949,074 shares of Class A Common Stock issued upon consummation of our Business Combination (as defined in the Prospectus) and held by certain of our directors and officers and other holders of registration rights, and (g) 168,135 shares of Class A Common Stock underlying the options held by certain former employees of Dave Inc. prior to the Business Combination and (ii) up to 5,100,214 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DAVE” and “DAVEW”, respectively. On May 11, 2022 the closing sale price as reported on Nasdaq of our Class A Common Stock was $2.00 per share and of our Public Warrants was $0.1622 per warrant.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2022. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 11, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 N. San Vicente Blvd. 900W

West Hollywood, CA 90069

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 857-3283

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On May 11, 2022, Dave Inc. issued a press release announcing its financial results for the quarter ended March 31, 2022. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under this Item 2.02, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 11, 2022

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2022	Dave Inc.

	By:	/s/ Jason Wilk
	Name:	Jason Wilk
	Title:	Chief Executive Officer and Director

Exhibit 99.1

Dave Reports First Quarter 2022 Financial Results

Reaffirms Fiscal Year 2022 Outlook

LOS ANGELES, CA – May 11, 2022 – Dave Inc. (Nasdaq: DAVE, DAVEW) (“Dave”), a banking app on a mission to build products that level the financial playing field, today reported its financial results for the first quarter ended March 31, 2022.

“We experienced record Q1 2022 results, with 24% year over year revenue growth and 340,000 net new members added in the quarter,” said Jason Wilk, Co-Founder and Chief Executive Officer of Dave. “Our outlook is very positive, and our growth strategy is squarely aligned with the current state of our target consumer. We’re well capitalized and in a unique position to deliver strong performance throughout the rest of the year and beyond. We’ve only scratched the surface of what we can deliver for the 150 million Americans who need our help.”

First Quarter 2022 Highlights:

•	Added 340,000 Net New Members, bringing the total to 6.4 million Total Members

•	1.45 million Monthly Transacting Members

•	4.4 Transactions Per Monthly Transacting Member

•	GAAP operating revenues, net of $42.6 million, compared to $34.4 million in the first quarter of 2021

•	Non-GAAP operating revenues* of $43.7 million, compared to $35.5 million in the first quarter of 2021

•	Non-GAAP variable profit margin* of 41%, compared to 64% in the first quarter of 2021

•	Net loss of $34.8 million, compared to net income of $3.9 million in the first quarter of 2021

•	Adjusted EBITDA* of $(18.3) million, compared to $(8.0) million in the first quarter of 2021

•	$302.3 million of cash and marketing securities as of March 31, 2022

Dave defines Net New Members as the number of new Members who join the Dave platform in given period by connecting an existing bank account to the Dave service or by opening a new Dave Banking account, net of the number of accounts deleted by Members or closed by the Company in the same period. Total Members is defined as the number of unique Members that have either connected an existing bank account to the Dave service or have opened a Dave Banking account, less the number of accounts deleted by Members or closed by Dave, as measured at the end of a period. The number Monthly Transacting Members represents the unique number of Members who have made a funding, spending, ExtraCash or subscription transaction within a particular month, measured as the average over a given period. Transactions Per Monthly Transacting Member measures the average number of transactions initiated per Monthly Transacting Member in each month, measured as the average of a given period.

*	See reconciliation of the non-GAAP measures at the end of the press release.

Fiscal Year 2022 Outlook:

The Company reaffirms its previously provided guidance for full year 2022, as shown below:

•	Non-GAAP operating revenues between $200 million and $230 million

•	Non-GAAP variable profit margin between 44% and 48%

Conference Call

Dave will host a conference call and webcast to discuss first quarter 2022 financial results and business operations updates today, Wednesday, May 11, 2022, at 5:30 pm ET. Hosting the call will be Jason Wilk, Co-Founder and Chief Executive Officer, and Kyle Beilman, Chief Financial Officer. The conference call will be webcast live from the Company’s investor relations website at https://investors.dave.com/. A replay will be available on the investor relations website following the call.

About Dave

Dave is a banking app on a mission to build products that level the financial playing field. Dave’s financial tools, including its debit card and spending account, help millions of customers bank, budget, avoid overdraft fees, find work and build credit. For more information, visit www.dave.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, the quotations of our Chief Executive Officer and statements regarding Dave’s future performance and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: the ability of Dave to compete in its highly competitive industry; the ability of Dave to keep pace with the rapid technological developments in its industry and the larger financial services industry; the ability of Dave to manage its growth as a public company; disruptions to Dave’s operations as a result of becoming a public company; the ability of Dave to protect intellectual property and trade secrets; changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business; the ability to attract or maintain a qualified workforce; level of product service failures that could lead Dave members to use competitors’ services; investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings; the effects of the COVID-19 pandemic on Dave’s business; the possibility that Dave may be adversely affected by other economic, business, and/or competitive factors; and those factors discussed in Dave’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2022 and subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors,” filed with the SEC and other reports and documents Dave files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Dave undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Non-GAAP Financial Information

This press release contains references to Adjusted EBITDA, non-GAAP operating revenues, non-GAAP operating expenses, non-GAAP variable profit and non-GAAP variable profit margin of Dave, which are adjusted from results based on generally accepted accounting principles in the United States (“GAAP”) and exclude certain expenses, gains and losses. The Company defines and calculates Adjusted EBITDA as net loss attributable to Dave before the impact of interest income or expense, provision for income taxes, depreciation and amortization, and adjusted to exclude legal settlement and litigation expenses, other strategic financing and transaction expenses, stock-based compensation expense, and certain other non-core items. The Company defines and calculates non-GAAP operating revenues as operating revenues, net excluding direct loan origination costs and ATM fees. The Company defines and calculates non-GAAP operating expenses as operating expenses excluding non-variable operating expenses. The

Company defines non-variable operating expenses as all advertising and marketing operating expenses, compensation and benefits operating expenses, and certain operating expenses (legal, rent, technology/infrastructure, depreciation, amortization, charitable contributions, other operating expenses, one-time Member account activation costs and non-recurring Dave Banking expenses). The Company defines and calculates non-GAAP variable profit as non-GAAP operating revenues excluding non-GAAP operating expenses. The Company defines and calculates non-GAAP variable profit margin as non-GAAP variable profit as a percent of non-GAAP operating revenues.

These non-GAAP financial measures are provided to enhance the user’s understanding of our prospects for the future and the historical performance for the context of the investor. The Company’s management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three months ended March 31, 2022 and 2021.

Dave

Media

press@dave.com

Investors

DaveIR@icrinc.com

DAVE INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

(unaudited)

	Q1 2022	Q1 2021
Operating revenues:
Service based revenue, net	$39.3	$32.4
Transaction based revenue, net	3.3	2.0

Total operating revenues, net	42.6	34.4
Operating expenses:
Provision for unrecoverable advances	13.8	3.5
Processing and servicing fees	6.5	5.2
Advertising and marketing	12.2	14.0
Compensation and benefits	17.9	9.4
Other operating expenses	14.8	12.6

Total operating expenses	65.2	44.7

Other (income) expenses:
Interest expense, net	1.5	0.2
Legal settlement and litigation expenses	—	0.4
Other strategic financing and transactional expenses	1.0	0.1
Changes in fair value of derivative asset on loans to stockholders	5.6	(17.1)
Changes in fair value of warrant liability	4.1	2.2

Total other expense (income), net	12.2	(14.2)

Net (loss) income before provision for income taxes	(34.8)	3.9

Provision for income taxes	—	—

Net (loss) income	$(34.8)	$3.9

DAVE INC. AND SUBSIDIARIES

LIQUIDITY AND CAPITAL RESOURCES

(in millions)

	March 31,	December 31,
	2022	2021
	(unaudited)
Cash, cash equivalents and restricted cash	$24.0	$32.4
Marketable securities	278.3	8.2
Working capital	316.2	31.6
Total stockholders’ equity	174.4	38.7

	Three Months Ended
	March 31,
	2022	2021
	(unaudited)	(unaudited)
Cash (used in) provided by:
Operating activities	$(37.5)	$2.6
Investing activities	(272.6)	0.6
Financing activities	301.7	15.6

Net (decrease) increase in cash, cash equivalents and restricted cash	$(8.4)	$18.8

DAVE INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in millions)

(unaudited)

	Q1 2022	Q1 2021
Net loss	$(34.8)	$3.9
Interest expense (income), net	1.5	0.2
Provision for income taxes	—	—
Depreciation and amortization	1.1	0.6
Stock-based compensation	3.2	1.7
Legal settlement and litigation expenses	—	0.4
Other strategic financing and transactional expenses	1.0	0.1
Changes in fair value of derivative asset on loans to stockholders	5.6	(17.1)
Changes in fair value of warrant liability	4.1	2.2

Adjusted EBITDA	$(18.3)	$(8.0)

DAVE INC. AND SUBSIDIARIES

RECONCILIATION OF TOTAL OPERATING REVENUES, NET TO NON-GAAP TOTAL OPERATING REVENUES

(in millions)

(unaudited)

	Q1 2022	Q1 2021
Operating revenues, net	$42.6	$34.4
ExtraCash origination and ATM-related fees	1.1	1.1

Non-GAAP operating revenues	$43.7	$35.5

RECONCILIATION OF TOTAL OPERATING EXPENSES TO NON-GAAP TOTAL OPERATING EXPENSES

(in millions)

(unaudited)

	Q1 2022	Q1 2021
Operating expenses	$65.2	$44.7
Non-variable operating expenses	(39.3)	(32.0)

Non-GAAP operating expenses	$25.9	$12.7

CALCULATION OF NON-GAAP VARIABLE PROFIT

(in millions)

(unaudited)

	Q1 2022	Q1 2021
Non-GAAP operating revenues	$43.7	$35.5
Non-GAAP operating expenses	(25.9)	(12.7)

Non-GAAP variable profit	$17.8	$22.8

Non-GAAP variable profit margin	41%	64%